Exhibit 23.3
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

PetroTechnical Services Division of Schlumberger Technology Corporation consents to the incorporation by reference in this Registration Statement on Form S-3 of information contained in our reports, as of 31 December 2013, 2012 and 2011, setting forth the estimates of revenues from the oil and gas reserves of Quicksilver Resources Inc. and its subsidiaries appearing in the Annual Report on Form 10-K/A, of Quicksilver Resources Inc. for the year ended 31 December 2013. We also consent to the reference to our firm under the caption “Reserve Engineers” included in the prospectus and any prospectus supplement that is part of this Registration Statement.

PetroTechnical Services
Division of Schlumberger Technology Corporation
By: /s/ Charles M. Boyer
Charles M. Boyer II, PG, CPG
Northeast Basin Business Manager
Advisor - Unconventional Reservoirs

29 July 2014